  EXHIBIT 11(b)

MUNK WITZIG CPA, PLLC

at The Old Hess Farmhouse

1301 East Bethany Home Road

Phoenix, AZ 85014

T 602.234.1040

F 602.234.0406

www.munkwitzigcpa.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING

FIRM

July 12, 2021

Manager of

AMAZON GOLD, LLC

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 8, 2021, with respect to the balance sheets of AMAZON GOLD, LLC as of June 30, 2021 and the related consolidated statements of operations, members’ equity/deficit and cash flows for period of January 1, 2021 through June 30, 2020, and the related notes to the financial statements.

Munk Witzig CPA, PLLC

Phoenix, Arizona

July 12, 2021